NEWS RELEASE
LACLEDE GAS

720 Olive Street, St. Louis, MO 63101

CONTACT: George L. Csolak

(314) 342-0865

FOR IMMEDIATE RELEASE

Cellnet to Install a New
Automated Meter Reading System
For Laclede Gas

ST. LOUIS, MO, March 16, 2005 – Laclede Gas Company announced today that as part of its continuing efforts to improve customer service it has signed a 15-year agreement with Cellnet Technology, Inc., to install and operate an automated meter reading (AMR) system. AMR is designed to eliminate the need for Laclede, which has nearly 40 percent of its approximately 650,000 meters indoors, to gain physical access to meters in order to obtain monthly meter readings.

Under the terms of the agreement, Cellnet will install and own the system as well as handle data collection, meter data delivery, and network operation and maintenance services. Installation of equipment on customer meters is scheduled to begin in early July 2005 and will take about two years to complete.

“Cellnet offers a proven AMR technology that will greatly benefit our customers through improved service and convenience,” said Douglas H. Yaeger, chairman, president and chief executive officer of Laclede Gas. “Customers with inside meters will no longer be required to be home to give us access to read their meters. This system will allow us to provide them with real-time, accurate meter readings every month.”

The Cellnet AMR system employs a wireless fixed network with read devices that will be attached to existing Laclede Gas customer meters. Reads from each meter are transmitted to local network receivers and transferred to Laclede’s customer billing system, resulting in the production of a timely, accurate bill.

“Long term contracts like this one are the product of a culture that demands excellence,” said Mike Zito, president and CEO of Cellnet. “As one of the oldest utilities in the country, Laclede has shown the kind of forethought and leadership that will bring long-reaching value not only to their customers, but also to their business. Having that type of culture ourselves, Cellnet is proud and excited to enter into a 15-year partnership with such a prestigious utility.”

Laclede customers will be notified by letter a few weeks prior to installation of the AMR system in their area. Customers with outside access meters need not be home for the installation. Those customers with inside meters will need to be home so that Cellnet personnel can gain access to the meter to install necessary equipment. Customers’ gas service will not be interrupted during the installation process.

Laclede Gas, a subsidiary of The Laclede Group, Inc. (NYSE: LG), is the largest natural gas distribution company in Missouri, serving customers in St. Louis and surrounding counties in eastern Missouri.

Based in Atlanta, Ga., Cellnet is the leading provider of real-time automated meter reading (AMR) and automation solutions to the utility industry. Cellnet supplies gas, water, and electric utilities with highly reliable, field-proven products that enable them to communicate with residential, commercial and industrial meters using wireless and IP network communications.

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Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the year ended December 31, 2004, filed with the Securities and Exchange Commission.